Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statements listed below of Watsco, Inc. of our report dated February 26, 2010, with respect to the consolidated balance sheet of Watsco, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, cash flows and shareholders’ equity for the year ended December 31, 2009.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2009 the Company changed its accounting and reporting for business combinations, noncontrolling interests, and earnings per share.

•	Form S-3 (Registration No. 333-163678)

•	Form S-8 (Nos. 333-159776, 333-149467, 333-126824, 333-86006, 333-39380, 333-82011, 333-80341, 333-10363, 33-51934, and 33-72798)

/s/ KPMG LLP

Miami, Florida

February 26, 2010

Certified Public Accountants